Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	August 4, 2020
Contact:	Jeff Hedges
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Reports Results for the Quarter Ended June 30, 2020

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) reported operating results for the three and six months ended June 30, 2020.

Operating Results for the Three and Six Months Ended June 30, 2020

Net income allocable to common shareholders for the three and six months ended June 30, 2020 was $25.5 million, or $0.93 per diluted common share, and $67.1 million, or $2.44 per diluted common share, respectively. Net income was negatively affected by the COVID-19 pandemic and its impact on certain of the Company’s customers. During the quarter ended June 30, 2020, the Company entered into agreements with 346 customers (representing 9.8% of customers on a percentage of total rental income basis) through which the Company agreed to defer an aggregate of $3.8 million and abate $874,000 of revenue billed during the three months ended June 30, 2020. The $3.8 million of deferred revenue is scheduled to be repaid over an average of 11 months. The Company also wrote-off $1.2 million of accounts receivable and $2.4 million of deferred rent receivable during the three months ended June 30, 2020.

Net operating income (“NOI”) attributable to the Company’s Same Park portfolio (defined below) was $65.7 million and $135.3 million for the three and six months ended June 30, 2020, respectively, representing a decrease of 3.6% and an increase of 0.5% over the same periods in 2019, respectively. The decrease in Same Park NOI for the three months ended June 30, 2020 was due to a decrease in rental income driven by the previously mentioned write-offs of accounts receivable and deferred rent receivable, of which $1.1 million and $2.3 million were attributable to the Company’s Same Park portfolio, respectively.

The Company also reports NOI on a cash basis, which excludes non-cash rental income such as amortization of deferred rent receivable and other non-cash items, and also excludes rents that have been deferred or abated during the period. Total deferred and abated rent during the three months ended June 30, 2020 attributable to the Company’s Same Park portfolio was $4.5 million. The following table details the change in Same Park rental income from Q2 2019 to Q2 2020 (in thousands):

	Q2 2020 Compared to Q2 2019
Rental income	$ Change	% Change
Base rental rate	$3,290	3.5%
Occupancy	(1,371)	(1.4%	)
Expense recovery income	(128)	(0.1%	)
Fee income	(156)	(0.2%	)
Lease buyout income	(523)	(0.6%	)
Rent receivable write-off	(738)	(0.8%	)
Deferrals and abatements	(4,503)	(4.8%	)

Change in cash basis rental income	(4,129)	(4.4%	)
Amortization of deferred rent receivable and other generally accepted accounting principles (“GAAP”) income	4,163	4.4%
Deferred rent receivable write-off	(2,171)	(2.3%	)

Change in GAAP basis rental income	$(2,137)	(2.3%	)

Same Park Cash NOI was $63.1 million and $131.9 million for the three and six months ended June 30, 2020, respectively, representing decreases of 6.6% and 1.1% over the same periods in 2019. The decrease in Same Park Cash NOI for the three months ended June 30, 2020 was due to lower Cash Rental Income (defined below) as a result of the previously mentioned write-offs of accounts receivable and rent deferrals and abatements.

Funds from Operations (“FFO”), Core FFO, and Funds Available for Distribution (“FAD”)

FFO for the three and six months ended June 30, 2020 was $1.59 per share and $3.30 per share, respectively, representing decreases of 9.5% and 3.6% from the same periods in 2019. On a per share basis, the write-offs of accounts receivable and deferred rent receivable recorded during the three and six months ended June 30, 2020 reduced FFO by $0.03 and $0.07 per share, respectively. FFO is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts and generally represents GAAP net income before (i) real estate depreciation and amortization expense, (ii) gains or losses on sales of operating properties, and (iii) land and impairment charges on real estate assets.

Core FFO per share was equal to FFO per share for the three and six months ended June 30, 2020 and 2019. Core FFO is defined by the Company as FFO excluding the impact of (i) charges related to the redemption of preferred stock and (ii) other nonrecurring income or expense items as appropriate, neither of which were incurred by the Company during the three and six month periods ended June 30, 2020 and 2019.

FAD for the three and six months ended June 30, 2020 was $44.6 million and $93.9 million, respectively. FAD for both the three and six months ended June 30, 2020 was impacted by the $1.2 million of accounts receivable write-off as well as the $4.6 million of rent deferrals and abatements, as the Company did not include rents deferred or abated during the quarter in its computation of FAD. FAD is a non-GAAP measure that represents Core FFO adjusted to (i) deduct recurring capital improvements and capitalized tenant improvements and lease commissions and (ii) remove certain non-cash income or expenses, such as amortization of deferred rent receivable and stock compensation expense.

FFO, Core FFO, and FAD are not substitutes for GAAP net income. Other real estate investment trusts (“REITs”) may compute FFO, Core FFO, and FAD differently, which could inhibit comparability. The Company believes its presentations of FFO, Core FFO, and FAD assist investors and analysts in analyzing and comparing the operating and financial performance between reporting periods.

Leasing Production

During the three and six months ended June 30, 2020, the Company executed leases on 1.8 million and 3.7 million square feet, respectively, exceeding leasing production for both the three and six months ended June 30, 2019 which was 1.7 million and 3.3 million square feet, respectively. Weighted average cash rental rate growth on leases executed during the three and six months ended June 30, 2020, was 2.5% and 6.3%, respectively, while net effective rental rate growth was 8.5% and 15.7% for the same periods, respectively. Average lease term of the leases executed during the three months ended June 30, 2020 was 3.2 years, with associated average transaction costs (tenant improvements and leasing commissions) of $2.28 per square foot. For comparative purposes, average lease term and transaction costs on leases executed in the same period of 2019 were 3.9 years and $3.67 per square foot, respectively.

Property Operations—Same Park Portfolio

The Company believes that evaluation of the Same Park portfolio, defined as all properties owned and operated as of June 30, 2020 that were acquired prior to January 1, 2018, provides an informative view of how the Company’s portfolio has performed over comparable periods. As of June 30, 2020, the Same Park portfolio consisted of 25.7 million rentable square feet, or 93.5% of the 27.5 million rentable square feet in the Company’s total portfolio, and excluded the Company’s 95.0% interest in a 395-unit multifamily property.

The following table presents the unaudited operating results of the Company’s Same Park facilities for the three and six months ended June 30, 2020 and 2019 (in thousands, except per square foot amounts):

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2020	2019	Change	2020	2019	Change
Rental income
Cash Rental Income (1)	$90,140	$94,269	(4.4%)	$187,074	$188,255	(0.6%)
Non-Cash Rental Income (2)	2,517	525	379.4%	3,318	1,143	190.3%

Total rental income	92,657	94,794	(2.3%)	190,392	189,398	0.5%

Adjusted Cost of Operations (3)
Property taxes	10,825	10,057	7.6%	21,599	20,192	7.0%
Utilities	4,123	4,463	(7.6%)	9,236	9,362	(1.3%)
Repairs and maintenance	5,683	6,045	(6.0%)	11,080	11,551	(4.1%)
Snow removal	—	34	(100.0%)	78	1,033	(92.4%)
Payroll and other expenses	6,366	6,084	4.6%	13,138	12,688	3.5%

Total Adjusted Cost of Operations	26,997	26,683	1.2%	55,131	54,826	0.6%

NOI (4)	$65,660	$68,111	(3.6%)	$135,261	$134,572	0.5%

Cash NOI (5)	$63,143	$67,586	(6.6%)	$131,943	$133,429	(1.1%)

Selected Statistical Data
NOI margin (6)	70.9%	71.9%	(1.4%)	71.0%	71.1%	(0.1%)
Cash NOI margin (7)	70.0%	71.7%	(2.4%)	70.5%	70.9%	(0.6%)
Weighted average square foot occupancy	92.4%	94.2%	(1.9%)	92.6%	94.5%	(2.0%)
Revenue per occupied square foot (8)	$15.64	$15.68	(0.3%)	$16.02	$15.63	2.5%
Revenue per available foot (RevPAF) (9)	$14.45	$14.78	(2.2%)	$14.84	$14.76	0.5%

(1)

Cash Rental Income represents rental income excluding Non-Cash Rental Income (defined below). Included in the calculation of Same Park Cash Rental Income is (a) lease buyout income of $257,000 and $780,000 for the three months ended June 30, 2020 and 2019, respectively, and $516,000 and $957,000 for the six months ended June 30, 2020 and 2019, respectively, (b) accounts receivable write-offs of $1.1 million and $342,000 for the three months ended June 30, 2020 and 2019, respectively, and $1.1 million and $522,000 for the six months ended June 30, 2020 and 2019, respectively. Cash rental income does not include deferred or abated rental income, which totaled $4.5 million and $0 for the three and six months ended June 30, 2020 and 2019, respectively.

(2)

Non-Cash Rental Income represents amortization of deferred rent receivable, amortization of above and below market rents, net, and amortization of lease incentives and tenant improvement reimbursements. Same Park Non-Cash Rental Income is presented net of deferred rent receivable write-offs of $2.3 million and $149,000 for the three months ended June 30, 2020 and 2019, respectively, and $2.3 million and $235,000 for the six months ended June 30, 2020 and 2019, respectively.

(3)

Adjusted Cost of Operations, as presented above, excludes stock compensation expense for employees whose compensation expense is recorded in cost of operations, which can vary significantly period to period based upon the performance of the Company.

(4)

The Company utilizes NOI, a non-GAAP financial measure, to evaluate the operating performance of its business parks. The Company defines NOI as rental income less Adjusted Cost of Operations. The Company believes NOI assists investors in analyzing the performance of its real estate by excluding (i) corporate overhead (i.e., general and administrative expense) because it does not relate to the direct operating performance of the real estate, (ii) depreciation and amortization expense because it does not accurately reflect changes in the fair value of the real estate, and (iii) stock compensation expense because this expense item can vary significantly from period to period and thus impact comparability across periods.

(5)

The Company utilizes Cash NOI to evaluate the cash flow performance of our business parks, and we believe investors utilize this metric for the same purpose. The Company defines Cash NOI as Cash Rental Income less Adjusted Cost of Operations.

(6)	NOI margin is computed by dividing NOI by rental income.
(7)	Cash NOI margin is computed by dividing Cash NOI by Cash Rental Income.
(8)

Revenue per occupied square foot is computed by dividing rental income for the period by weighted average occupied square feet for the same period. Revenue per occupied square foot for the three and six month periods is annualized.

(9)

Revenue per Available Square Foot (RevPAF) is computed by dividing rental income for the period by weighted average available square feet for the same period. RevPAF for the three and six month periods is annualized.

The following table summarizes unaudited selected quarterly financial data with respect to the Same Park facilities (in thousands, except per square foot amounts):

	For the Three Months Ended
	March 31	June 30	September 30	December 31
Rental income (1)
2020	$97,735	$92,657	$—	$—
2019	$94,604	$94,794	$95,137	$97,415

Adjusted Cost of Operations (2)
2020	$28,134	$26,997	$—	$—
2019	$28,143	$26,683	$27,452	$27,281

NOI (3)
2020	$69,601	$65,660	$—	$—
2019	$66,461	$68,111	$67,685	$70,134

Weighted average square foot occupancy
2020	92.9%	92.4%	—	—
2019	94.7%	94.2%	94.7%	94.4%

Revenue per occupied square foot (4)
2020	$16.40	$15.64	$—	$—
2019	$15.57	$15.68	$15.66	$16.09

RevPAF (5)
2020	$15.24	$14.45	$—	$—
2019	$14.75	$14.78	$14.83	$15.19

(1)

Included in the calculation of Same Park rental income is (a) lease buyout income of $177,000, $780,000, $183,000, $232,000, $259,000, and $257,000 for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, and June 30, 2020, respectively, (b) accounts receivable write-offs of $180,000, $342,000, $321,000, $190,000, $53,000, and $1.1 million for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, and June 30, 2020, respectively, and (c) deferred rent receivable write-offs of $86,000, $149,000, $126,000, $147,000, $0, and $2.3 million for the three months ended March 31, 2019, June 30, 2019, September 30, 2019, December 31, 2019, March 31, 2020, and June 30, 2020, respectively.

(2)

Adjusted Cost of Operations excludes stock compensation expense for employees whose compensation expense is recorded in cost of operations, which can vary significantly period to period based upon the performance of the Company.

(3)

The Company utilizes NOI, a non-GAAP financial measure, to evaluate the operating performance of its business parks. The Company defines NOI as rental income less Adjusted Cost of Operations. The Company believes NOI assists investors in analyzing the performance of its real estate by excluding (i) corporate overhead (i.e., general and administrative expense) because it does not relate to the direct operating performance of the real estate, (ii) depreciation and amortization expense because it does not accurately reflect changes in the fair value of the real estate, and (iii) stock compensation expense because this expense item can vary significantly from period to period and thus impact comparability across periods.

(4)

Revenue per occupied square foot is computed by dividing rental income for the period by weighted average occupied square feet for the same period. Revenue per occupied square foot for the three and six month periods is annualized.

(5)	RevPAF is computed by dividing rental income for the period by weighted average available square feet for the same period. RevPAF for the three and six month periods is annualized.

COVID-19 Pandemic / Rent Collections Update

The COVID-19 pandemic has had and is expected to continue to have a significant impact on our operations and capital plans. Through July 31, 2020, approximately 10.5% of our customers, based on total rental income, had been granted rent relief in the form of rent deferral and/or abatement. Rental revenue that the Company agreed to defer, which totaled $3.8 million for the three months ended June 30, 2020 and an additional $1.0 million in the month of July, 2020 is scheduled to be repaid over an average of 11 months. The table below represents percentages of rent collections, deferrals, and abatements by product type for monthly rental revenue billed in the months of April through July, 2020 (percentages shown are all as of July 31, 2020):

	Percentage of Rent
	Collected	Outstanding	Deferred	Abated (1)
April 2020
Industrial	97%	1%	1%	1%
Flex	97%	1%	1%	1%
Office	100%	0%	0%	0%
Total	98%	0%	1%	1%

May 2020
Industrial	92%	0%	5%	3%
Flex	93%	0%	5%	2%
Office	97%	0%	2%	1%
Total	93%	0%	4%	3%

June 2020
Industrial	89%	0%	8%	3%
Flex	91%	2%	4%	3%
Office	94%	0%	4%	2%
Total	90%	1%	6%	3%

July 2020 (2)
Industrial	90%	5%	4%	1%
Flex	92%	5%	2%	1%
Office	96%	1%	3%	0%
Total	92%	4%	3%	1%

(1)	Abated rent includes write-offs of accounts receivable deemed uncollectable.
(2)

July, 2020 rent billings and collections shown above include June, 2020 rent billed on June 30, 2020 and collected in July, 2020 for leases with the U.S. Government as rent for these leases is billed in arrears.

The pace of rent collections in July, 2020 generally exceeded what was experienced in each of the months from April, 2020 through June, 2020. As of July 31, 2020, 4% of July’s total billings remained uncollected after given effect to amounts deferred or abated, whereas uncollected total billings stood at 11%, 8%, and 5% as of April 30, 2020, May 31, 2020, and June 30, 2020, respectively. As shown in the table above, 3% of July’s billed revenue was deferred, the majority of which had been agreed to in the month of June or earlier. It is likely that additional requests will arise in future months as a result of the continued effects of the COVID-19 pandemic and related government orders that have or may have an impact on certain of our customers’ businesses, and we expect to grant additional rent deferrals for certain amounts currently owed and/or for amounts billed in future months. All rent relief requests have been, and will continue to be evaluated on a case-by-case basis. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations–Overview, Impact of COVID-19 Pandemic” in our June 30, 2020 Form 10-Q for more information.

Disposition Activity

During the quarter ended June 30, 2020, the Company reclassified two industrial buildings totaling 40,000 square feet located in Redmond, Washington, to properties held for sale, net, which are subject to an eminent domain process that is expected to be completed later this year.

Distributions Declared

On August 4, 2020, the Board of Directors declared a quarterly dividend of $1.05 per common share. Distributions were also declared on the various series of depositary shares, each representing 1/1,000 of a share of preferred stock. Distributions for both common shares and preferred stock will be payable on September 30, 2020 to shareholders of record on September 15, 2020.

Company Information

PS Business Parks, Inc., a member of the S&P MidCap 400, is a REIT that acquires, develops, owns, and operates commercial properties, primarily multi-tenant industrial, flex, and office space. As of June 30, 2020, the Company wholly owned 27.5 million rentable square feet with approximately 5,000 commercial customers in six states and held a 95.0% interest in a 395-unit apartment complex.

Forward-Looking Statements

When used within this press release, the words “may,” “believes,” “anticipates,” “plans,” “expects,” “seeks,” “estimates,” “intends,” and similar expressions are intended to identify “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, which may cause the actual results and performance of the Company to be materially different from those expressed or implied in the forward-looking statements. Such factors include the duration and severity of the COVID-19 pandemic and its impact on our business and our customers; the impact of competition from new and existing commercial facilities which could impact rents and occupancy levels at the Company’s facilities; the Company’s ability to evaluate, finance, and integrate acquired and developed properties into the Company’s existing operations; the Company’s ability to effectively compete in the markets that it does business in; the impact of the regulatory environment as well as national, state, and local laws and regulations including, without limitation, those governing REITs; the impact of general economic and business conditions, including as a result of the economic fallout of the COVID-19 pandemic; rental rates and occupancy levels at the Company’s facilities; and changes in these conditions as a result of the COVID-19 pandemic, the availability of permanent capital at attractive rates, the outlook and actions of rating agencies and risks detailed from time to time in the Company’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K, and annual reports on Form 10-K.

Additional information about PS Business Parks, Inc., including more financial analysis of the second quarter operating results, is available on the Company’s website at psbusinessparks.com.

A conference call is scheduled for Wednesday, August 5, 2020, at 10:00 a.m. PDT (1:00 p.m. EDT) to discuss second quarter results. The Company will also be discussing its response to the COVID-19 pandemic and the effects it has had on its customers and the operation of its properties. The toll free number is (877) 876-9173; the conference ID is PSBQ220. The call will also be available via a live webcast on the Company’s website. A replay of the conference call will be available through September 18, 2020 at (800) 839-3742, as well as via webcast on the Company’s website.

Additional financial data attached.

PS BUSINESS PARKS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS

Cash and cash equivalents	$98,841	$62,786

Real estate facilities, at cost
Land	855,542	844,419
Buildings and improvements	2,220,562	2,203,308

	3,076,104	3,047,727
Accumulated depreciation	(1,201,821)	(1,158,489)

	1,874,283	1,889,238
Properties held for sale, net (1)	3,716	15,264
Land and building held for development, net	29,899	28,110

	1,907,898	1,932,612
Rent receivable	2,779	1,392
Deferred rent receivable (2)	36,204	32,993
Other assets	10,758	16,660

Total assets	$2,056,480	$2,046,443

LIABILITIES AND EQUITY

Accrued and other liabilities	$84,185	$84,632

Total liabilities	84,185	84,632

Commitments and contingencies
Equity
PS Business Parks, Inc.’s shareholders’ equity
Preferred stock, $0.01 par value, 50,000,000 shares authorized, 37,790 shares issued and outstanding at ($944,750 aggregate liquidation preference) June 30, 2020 and December 31, 2019	944,750	944,750
Common stock, $0.01 par value, 100,000,000 shares authorized, 27,481,486 and 27,440,953 shares issued and outstanding at June 30, 2020 and December 31, 2019, respectively	274	274
Paid-in capital	735,129	736,986
Accumulated earnings	73,524	63,666

Total PS Business Parks, Inc.’s shareholders’ equity	1,753,677	1,745,676
Noncontrolling interests	218,618	216,135

Total equity	1,972,295	1,961,811

Total liabilities and equity	$2,056,480	$2,046,443

(1)

Properties held for sale, net as of June 30, 2020 represents two industrial buildings totaling 40,000 square feet located in Redmond, Washington, which are subject to an eminent domain process. Properties held for sale, net as of December 31, 2019 represents the same two industrial buildings mentioned above along with a one single-tenant building totaling 113,000 square feet located in Montgomery County, Maryland, sold on January 7, 2020 for a gross sales price of $30.0 million.

(2)	As of June 30, 2020, included in deferred rent receivable are uncollected rent deferrals of $3.5 million.

PS BUSINESS PARKS, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019
Rental income	$100,559	$107,782	$206,775	$215,607
Expenses
Cost of operations	30,131	31,460	61,394	65,053
Depreciation and amortization	22,963	24,768	49,582	49,643
General and administrative	3,004	2,827	6,327	6,060

Total operating expenses	56,098	59,055	117,303	120,756

Interest and other income	225	764	782	1,382
Interest and other expense	(203)	(118)	(364)	(285)
Gain on sale of real estate facility	—	—	19,621	—

Net income	44,483	49,373	109,511	95,948
Allocation to noncontrolling interests	(6,795)	(7,623)	(17,887)	(14,650)

Net income allocable to PS Business Parks, Inc.	37,688	41,750	91,624	81,298
Allocation to preferred shareholders	(12,047)	(12,959)	(24,093)	(25,918)
Allocation to restricted stock unit holders	(119)	(212)	(394)	(480)

Net income allocable to common shareholders	$25,522	$28,579	$67,137	$54,900

Net income per common share
Basic	$0.93	$1.04	$2.44	$2.00
Diluted	$0.93	$1.04	$2.44	$2.00
Weighted average common shares outstanding
Basic	27,479	27,426	27,464	27,400
Diluted	27,560	27,532	27,557	27,505

PS BUSINESS PARKS, INC.

Computation of Funds from Operations (“FFO”), Core FFO, and Funds Available for Distribution (“FAD”)

(In thousands, except per share amounts)

(Unaudited)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2020	2019	2020	2019
Net income allocable to common shareholders	$25,522	$28,579	$67,137	$54,900
Adjustments
Gain on sale of real estate facility	—	—	(19,621)	—
Depreciation and amortization expense	22,963	24,768	49,582	49,643
Net income allocated to noncontrolling interests	6,795	7,623	17,887	14,650
Net income allocated to restricted stock unit holders	119	212	394	480
FFO allocated to joint venture partner	(38)	(37)	(81)	(66)

FFO allocable to diluted common shares and units (1)	$55,361	$61,145	$115,298	$119,607

Core FFO allocable to diluted common shares and units (1)	$55,361	$61,145	$115,298	$119,607
Adjustments
Recurring capital improvements	(3,565)	(2,428)	(4,788)	(3,608)
Tenant improvements	(4,155)	(5,016)	(7,701)	(8,567)
Lease commissions	(1,254)	(1,417)	(3,336)	(3,373)
Amortization of deferred rent receivable	(2,513)	(652)	(3,281)	(1,309)
In-place lease adjustment	(71)	4	(137)	25
Tenant improvement reimbursement amortization, net of lease incentive amortization	(162)	(284)	(392)	(663)
Non-cash stock compensation expense	931	918	1,873	1,889
Cash paid for taxes in lieu of shares upon vesting of restricted stock units	(5)	(6)	(3,660)	(5,500)

FAD allocable to diluted common shares and units (2)	$44,567	$52,264	$93,876	$98,501

Distributions to common shareholders, noncontrolling interests, and restricted stock unit holders	$36,698	$36,728	$73,406	$73,404
Distribution payout ratio	82.3%	70.3%	78.2%	74.5%
Reconciliation of Earnings per Share to FFO per Share
Net income per common share—diluted	$0.93	$1.04	$2.44	$2.00
Gain on sale of real estate facility	—	—	(0.56)	—
Depreciation and amortization expense	0.66	0.71	1.42	1.42

FFO per share (1)	$1.59	$1.75	$3.30	$3.42

Weighted average outstanding
Common shares	27,479	27,426	27,464	27,400
Operating partnership units	7,305	7,305	7,305	7,305
Restricted stock units	43	109	65	132
Common share equivalents	81	106	93	105

Total common and dilutive shares	34,908	34,946	34,927	34,942

(1)	FFO and Core FFO are defined above.
(2)	FAD is defined above.

PS BUSINESS PARKS, INC.

Reconciliation of Selected Non-GAAP Measures to Analogous GAAP Measures

(Unaudited, in thousands)

	For the Three Months			For the Six Months
	Ended June 30,			Ended June 30,
	2020	2019	Change	2020	2019	Change
Rental income
Same Park (1)	$92,657	$94,794	(2.3%)	$190,392	$189,398	0.5%
Non-Same Park	5,198	3,429	51.6%	10,816	5,910	83.0%
Multifamily	2,488	2,475	0.5%	5,048	4,973	1.5%
Assets sold or held for sale (2)	216	7,084	(97.0%)	519	15,326	(96.6%)

Total rental income	100,559	107,782	(6.7%)	206,775	215,607	(4.1%)

Cost of operations
Adjusted Cost of Operations (3)
Same Park	26,997	26,683	1.2%	55,131	54,826	0.6%
Non-Same Park	1,821	1,024	77.8%	3,603	2,167	66.3%
Multifamily	1,002	1,002	—	2,018	2,073	(2.7%)
Assets sold or held for sale (2)	45	2,456	(98.2%)	102	5,386	(98.1%)
Stock compensation expense (4)	266	295	(9.8%)	540	601	(10.1%)

Total cost of operations	30,131	31,460	(4.2%)	61,394	65,053	(5.6%)

Net operating income (5)
Same Park	65,660	68,111	(3.6%)	135,261	134,572	0.5%
Non-Same Park	3,377	2,405	40.4%	7,213	3,743	92.7%
Multifamily	1,486	1,473	0.9%	3,030	2,900	4.5%
Assets sold or held for sale (2) (6)	171	4,628	(96.3%)	417	9,940	(95.8%)
Stock compensation expense (4)	(266)	(295)	(9.8%)	(540)	(601)	(10.1%)
Depreciation and amortization expense	(22,963)	(24,768)	(7.3%)	(49,582)	(49,643)	(0.1%)
General and administrative expense	(3,004)	(2,827)	6.3%	(6,327)	(6,060)	4.4%
Interest and other income	225	764	(70.5%)	782	1,382	(43.4%)
Interest and other expense	(203)	(118)	72.0%	(364)	(285)	27.7%
Gain on sale of real estate facilities	—	—	—	19,621	—	100.0%

Net income	$44,483	$49,373	(9.9%)	$109,511	$95,948	14.1%

(1)

Included in the calculation of Same Park rental income is (a) lease buyout income of $257,000 and $780,000 for the three months ended June 30, 2020 and 2019, respectively, and $516,000 and $957,000 for the six months ended June 30, 2020 and 2019, respectively, (b) accounts receivable write-offs of $1.1 million and $342,000 for the three months ended June 30, 2020 and 2019, respectively, and $1.1 million and $522,000 for the six months ended June 30, 2020 and 2019, respectively, and (c) deferred rent receivable write-offs of $2.3 million and $149,000 for the three months ended June 30, 2020 and 2019, respectively, and $2.3 million and $235,000 for the six months ended June 30, 2020 and 2019, respectively.

(2)

Amounts for the three months ended June 30, 2020 include results related to two industrial buildings totaling 40,000 square feet reclassified to properties held for sale, net during the quarter ended June 30, 2020; amounts for the six months ended June 30, 2020 include the two industrial buildings totaling 40,000 square feet and a 113,000 square foot asset sold in January, 2020; amounts shown for the three and six months ended June 30, 2019 reflect the operating results related to the two industrial buildings totaling 40,000 square feet, the 113,000 square foot asset sold in 2020, and 1.3 million square feet of flex and office assets sold in October, 2019.

(3)	Adjusted Cost of Operations excludes the impact of stock compensation expense.
(4)

Stock compensation expense, as shown here, represents stock compensation expense for employees whose compensation expense is recorded in cost of operations. Note that stock compensation expense attributable to the executive management team (including divisional vice presidents) and other corporate employees is recorded within general and administrative expense.

(5)	NOI represents rental income less Adjusted Cost of Operations.
(6)

NOI from assets held for sale was $171,000 and $177,000 for the three months ended June 30, 2020 and 2019, respectively, and $364,000 and $352,000 for the six months ended June 30, 2020 and 2019, respectively. The remainder of the three and six month NOI balances relate to assets sold during 2019 and 2020.